Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

September 15, 2020

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated August 12, 2020, to the Board of Directors of Montage Resources Corporation (the “Company”), as an Annex to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Southwestern Energy Company (“Southwestern”), as filed by Southwestern on September 15, 2020 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Southwestern and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Montage’s Financial Advisor,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Montage Board and Reasons for the Merger,” “The Merger—Opinion of Montage’s Financial Advisor,” “The Merger—Certain Unaudited Forecasted Financial Information,” “Annex A—Merger Agreement” and “Annex B— Opinion of Montage Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Robert Edgell
Name:	Robert Edgell
Title:	Managing Director